INVESTOR SERVICING AGREEMENT

                                 BY AND BETWEEN

                         BNY HAMILTON DISTRIBUTORS, INC.

                                       AND

                        IVY MULTI-STRATEGY HEDGE FUND LLC

          AGREEMENT, made as of the __th day of [ ] 2003 by and between BNY Hamilton Distributors, Inc., a Delaware corporation ("BISYS"), and Ivy Multi-Strategy Hedge Fund LLC, a Delaware limited liability company (the "Fund").

                                     RECITAL

          WHEREAS, BISYS and its affiliates are in the business of providing services to registered investment companies; and

          WHEREAS, the Fund wishes to retain BISYS to facilitate, on behalf of the Fund, the provision by broker-dealers and financial advisers of personal investor services and account maintenance services ("Investor Services") to members of the Fund ("Members") that are customers of such broker-dealers and financial advisers and BISYS wishes to facilitate, on behalf of the Fund, the provision of Investor Services by broker-dealers and financial advisers to their customers that are Members;

          NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

          1.   APPOINTMENT OF BISYS.

               (a) The Fund hereby authorizes BISYS to retain broker-dealers and financial advisers not affiliated with a broker-dealer (including the investment adviser of the Fund and its affiliates) whose clients purchase limited liability company interests in the Fund ("Interests"), and that have entered into a selling appropriate agreement with the Distributor to provide Investor Services to Members who are customers of such broker-dealers and financial advisers (the "Investor Service Providers"), to provide Investor Services. Investor Services shall include, but shall not be limited to:

               (i)  handling   inquiries   from  Members   regarding  the  Fund,
                    including but not limited to questions concerning their investments in the Fund, capital account balances, and reports and tax information provided by the Fund;

               (ii) assisting in the enhancement of relations and communications between Members and the Fund;



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               (iii)assisting in the  establishment  and maintenance of Members'
                    accounts with the Fund;

               (iv) assisting  in the  maintenance  of Fund  records  containing
                    Member information, such as changes of address; and

               (v) providing such other information and Member liaison services as BISYS may reasonably request.

          2.   INVESTOR SERVICING FEE.

               (a) In recognition of the payments BISYS will make to the Investor Service Providers that provide Investor Services, the Fund will make payments to OFDI within ten (10) days of the end of each calendar quarter to reimburse BISYS for all or a portion of such payments made to each such Investor Service Provider, in an amount, with respect to any Investor Service Provider, not to exceed the lesser of: (i) 0.50% (on an annualized basis) of the aggregate value of outstanding Interests held by Members that receive Investor Services from an Investor Service Provider determined as of the last day of the quarter (before any repurchases of Interests) (the "Investor Servicing Fee"); or (ii) BISYS' actual payments to the Investor Service Provider.

               (b) BISYS may pay amounts pursuant to this Section 2 to any affiliate of BISYS, or to the investment adviser of the Fund (or any affiliate of the investment adviser), if such person is an Investor Service Provider.

          3.   DUTIES OF BISYS.

               (a) BISYS agrees to retain the Investor Service Providers to provide Investor Services and to compensate such Investor Service Providers for their services.

               (b) BISYS shall report to the Board of Managers of the Fund (the "Board") on a quarterly basis regarding: (i) the nature of the Investor Services provided by the Investor Service Providers; (ii) the amount of payments made by BISYS to such Investor Service Providers; and (iii) the amount of Investor Servicing Fees paid by the Fund.

          4. LIABILITY OF THE FUND. BISYS understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Member or any person serving on the Board (a "Manager") personally, but bind only the Fund and the Fund's property. BISYS represents that it has notice of the provisions of the Fund's Limited Liability Company Agreement disclaiming Member and Manager liability for acts and obligations of the Fund.

          5. ASSIGNMENT OR AMENDMENT. Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board, including the vote of a majority of the Managers who are not "interested persons," as defined by the Investment Company Act of 1940, as amended (the "Investment Company Act"), of the Fund. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined by the Investment Company Act and the rules thereunder.

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          6. DURATION AND  TERMINATION.  This Agreement may be terminated (i) by
BISYS at any time without penalty upon sixty days' written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days' written notice to BISYS (which notice may be waived by BISYS). Any termination of this Agreement shall not affect the obligation of the Fund to pay the Investor Servicing Fee to compensate BISYS for payments made to any Investor Service Provider prior to the effective date of such termination.

          7. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York (without regard to any conflicts of law principles thereof). Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                BNY HAMILTON DISTRIBUTORS, INC.


                                By:
                                    --------------------------------------------
                                     Name:
                                     Title:


                                IVY MULTI-STRATEGY HEDGE FUND LLC


                                By:
                                    --------------------------------------------
                                     Name:
                                     Title: